Exhibit 99.11

Consent of Prospective Director

In connection with the filing by CopperSteel HoldCo, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 promulgated under the Securities Act, to being named in the Registration Statement and any prospectus and/or proxy statement contained therein and any amendments and supplements thereto, as an individual who will become a director of CopperSteel HoldCo, Inc. following the consummation of the transactions contemplated by that certain Merger Agreement, dated as of November 2, 2023, as may be amended, by and among CopperSteel HoldCo, Inc., Six Flags Entertainment Corporation, Cedar Fair, L.P., and CopperSteel Merger Sub, LLC. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

Dated: January 17, 2024

/s/ Louis Carr
Louis Carr